Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Susan Berg
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-6594

For Immediate Release:

BioMarin Announces Third Quarter 2007 Financial Results

Increased Aldurazyme and Naglazyme Revenue Contribute to Reduced Net Loss

2007 Financial Guidance Improved

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET (23:00 CET)

Novato, Calif., November 1, 2007 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced financial results for the third quarter ended September 30, 2007. The net loss was $5.2 million ($0.05 per share) for the third quarter of 2007, compared to a net loss of $7.0 million ($0.08 per share) for the third quarter of 2006. The net loss for the nine months ended September 30, 2007 was $18.4 million ($0.19 per share), compared to a net loss of $18.1 million ($0.22 per share) for the same period last year. Non-cash stock compensation expense for the three and nine months ended September 30, 2007 was $5.0 million and $12.8 million, respectively, compared to $2.7 million and $6.5 million, respectively, for the three and nine months ended September 30, 2006.

As of September 30, 2007, BioMarin had cash, cash equivalents, and short-term investments totaling $586.7 million.

“Our financial position is shaping up nicely with revenues from Naglazyme and Aldurazyme sales contributing to a reduced net loss for the third quarter of 2007 compared to our net loss for the third quarter of 2006,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “We continue to advance our preclinical programs and are on track to file the IND for Phenylase in the current quarter. Additionally, our cash position remains strong and we will continue to pursue new growth opportunities to further augment our pipeline and long-term growth prospects.”

Kuvan Regulatory Update

Based on BioMarin’s NDA filing for Kuvan that was received on May 25, 2007, the FDA granted BioMarin priority review with a PDUFA date of November 25, 2007. Over the last several months, the FDA has expeditiously reviewed the application and as of October 23, initiated labeling discussions with the company. On Tuesday, October 30, the FDA notified BioMarin that, solely due to an unanticipated staffing constraint at the FDA and not due to any identified issues in the NDA, the action date has been moved to December 14.

“The FDA has assured us that the change of the action date is solely due to a staffing constraint, “ said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “The FDA has committed to help us minimize the impact of the delay and to continue label discussions without interruption. We do not expect this minor change in the timeline to significantly impact our target launch date of mid-December.”

Product Sales

Net sales of Naglazyme® (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), were $21.3 million for the third quarter of 2007, an increase of approximately 65.1 percent compared to net sales of $12.9 million for the third quarter of 2006. Net sales of Naglazyme for the nine months ended September 30, 2007 were $60.6 million, an increase of $30.4 million from net sales of $30.2 million for the nine months ended September 30, 2006. BioMarin is commercializing Naglazyme in the United States, Europe, and Latin America, and through distributors in other international markets.

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased by approximately 29.2 percent to $32.3 million for the third quarter of 2007, compared to $25.0 million in the third quarter of 2006. Net sales of Aldurazyme for the nine months ended September 30, 2007 were $88.3 million, an increase of 26.3 percent compared to net sales of $69.9 million for the nine months ended September 30, 2006. BioMarin’s share of the profit of BioMarin/Genzyme LLC was $8.4 million for the third quarter of 2007, compared to a profit of $5.1 million for the third quarter of 2006. For the nine months ended September 30, 2007, BioMarin’s share of the profit of BioMarin/Genzyme LLC was $21.2 million, compared to a profit of $13.6 million for the nine months ended September 30, 2006.

Royalty and License Revenues

Royalty and license revenues for the third quarter of 2007 were $0.6 million, and include royalties on net product sales of the Orapred product line, including Orapred® (prednisolone sodium phosphate oral solution) and Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets). Royalty and license revenues for the third quarter of 2006 were $5.4 million. Royalty and license revenues for the nine months ended September 30, 2007 were $5.4 million and included a $4.0 million milestone payment related to the one-year anniversary of FDA approval of the marketing application for Orapred ODT. Royalty and license revenues for the nine months ended September 30, 2006 were $15.0 million and included a $7.5 million milestone payment received in June 2006 related to FDA approval of the marketing application for Orapred ODT and a $4.0 million milestone payment received in September 2006 related to the commercial launch of Orapred ODT.

2007 Financial Guidance Improved

BioMarin estimates 2007 net sales of Naglazyme to be in the range of $82 million to $84 million from a previous range of $76 million to $82 million. Sales of Aldurazyme by the joint venture for 2007 are still expected to be in the range of $115 million to $125 million. BioMarin estimates its GAAP net loss for the fiscal year ending December 31, 2007 to be in the range of $13 million to $18 million from a previous range of $18 million to $23 million. This includes approximately $18 million in non-cash stock compensation expense.

Anticipated Upcoming Milestones

•	Q407: Receipt of $15 million milestone payment related to the acceptance of Merck Serono’s MAA filing

•	Q407: FDA decision on Kuvan NDA

•	Q407: Phenylase IND filing

•	Q407/Q108: Kuvan launch in the U.S.

•	Q108: Initiation of Phenylase Phase I patient study

Upcoming Investor Conferences

•	November 5-7: Rodman & Renshaw 9th Annual Healthcare Conference – New York City

•	November 12: Citigroup Biotech Day – New York City

•	November 13-15: Credit Suisse Healthcare Conference—Phoenix

BioMarin will host a conference call and webcast to discuss second quarter 2007 financial results today, Thursday, November 1, at 5:00 p.m. ET (23:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: November 1, 2007

Time: 5:00 p.m. ET (23:00 CET)

U.S. / Canada Dial-in Number: 866.713.8307

International Dial-in Number: 617.597.5307

Participant Code: 48736710

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 41531207

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Investigational product candidates include Kuvan™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU), and 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of peripheral arterial disease and sickle cell disease. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s product Naglazyme and BioMarin/Genzyme LLC’s product Aldurazyme; Sciele Pharma’s commercialization of Orapred ODT; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of 6R-BH4 for other indications; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, and 6R-BH4 for other indications; actions by regulatory authorities, including actions related to Kuvan, and 6R-BH4 for other indications; and expectations regarding actions by Merck Serono related to filing the marketing authorization application for Kuvan. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme; our joint venture partner’s success in continuing the commercialization of Aldurazyme; Sciele Pharma’s success in commercializing Orapred ODT; results and timing of current and planned preclinical studies and clinical trials; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred ODT; actual sales of Aldurazyme, Naglazyme and Orapred ODT; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2006 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 10-Q and Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® and Naglazyme® are a registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

Net Product Sales of BioMarin Pharmaceutical Inc. and BioMarin/Genzyme LLC

For the Three and Nine Months Ended September 30, 2006 and 2007

(In millions, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30,
	2006	2007	2006	2007
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$25.0	$32.3	$69.9	$88.3
Naglazyme	12.9	21.3	30.2	60.6

(1)	The Company recognizes its 50% share of the net income of BioMarin/Genzyme LLC as Equity in the income of BioMarin/Genzyme LLC in the Company’s consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended, September 30, 2006 and 2007

(In thousands, except for per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Revenues:
Net product sales	$14,660	$21,325	$33,297	$60,600
Collaborative agreement revenues	4,908	3,107	13,857	10,758
Royalty and license revenues	5,359	574	15,036	5,369

Total revenues	24,927	25,006	62,190	76,727

Operating expenses:
Cost of sales	2,612	4,460	5,124	13,135
Research and development	18,105	17,241	46,163	54,585
Selling, general and administrative	12,292	19,713	35,059	53,647
Amortization of acquired intangible assets	1,093	1,093	2,558	3,278

Total operating expenses	34,102	42,507	88,904	124,645

Loss from operations	(9,175)	(17,501)	(26,714)	(47,918)
Equity in the income of BioMarin/Genzyme LLC	5,059	8,446	13,604	21,159
Interest income	4,003	7,948	8,738	18,549
Interest expense	(3,608)	(4,109)	(10,455)	(10,163)
Debt conversion expense	(3,315)	—	(3,315)	—

Net loss	$(7,036)	$(5,216)	$(18,142)	$(18,373)

Net loss per share, basic and diluted	$(0.08)	$(0.05)	$(0.22)	$(0.19)

Weighted average common shares outstanding, basic and diluted	86,269	96,199	82,232	95,523

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and September 30, 2007

(In thousands, except for share and per share data)

	December 31, 2006	September 30, 2007
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,162	$291,825
Short-term investments	199,685	294,861
Accounts receivable, net	14,670	15,968
Advances to BioMarin/Genzyme LLC	1,596	1,953
Inventory	25,075	31,551
Other current assets	4,036	5,076

Total current assets	334,224	641,234
Investment in BioMarin/Genzyme LLC	31,457	35,516
Property, plant and equipment, net	55,466	66,249
Acquired intangible assets, net	11,655	8,377
Goodwill	21,262	21,262
Restricted cash	1,731	3,632
Other assets	7,641	14,786

Total assets	$463,436	$791,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$32,166	$35,874
Current portion of acquisition obligation, net of discount	6,787	6,549
Current portion of deferred revenue	7,092	6,639

Total current liabilities	46,045	49,062
Convertible debt	223,940	497,375
Long-term portion of acquisition obligation, net of discount	68,548	66,946
Deferred revenue, net of current portion	5,023	274
Other long-term liabilities	2,078	2,854

Total liabilities	345,634	616,511

Stockholders’ equity:
Common stock, $0.001 par value: 150,000,000 and 250,000,000 shares authorized at December 31, 2006 and September 30, 2007, respectively; 91,725,528 and 96,644,549 shares issued and outstanding at December 31, 2006 and September 30, 2007, respectively	92	97
Additional paid-in capital	709,359	784,317
Accumulated other comprehensive loss	(25)	128
Accumulated deficit	(591,624)	(609,997)

Total stockholders’ equity	117,802	174,545

Total liabilities and stockholders’ equity	$463,436	$791,056

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